Exhibit 99.1

ZALATORIS II ACQUISITION CORP. TO REGAIN COMPLIANCE FOLLOWING RECEIPT OF THE NASDAQ LISTING DELINQUENCY LETTER

New York, NY August 22, 2023 – Zalatoris II Acquisition Corp. (NASDAQ: “ZLSWU”, “ZLS”, “ZLSW”) (“we”, “us”, “our”, or the “Company”) announced today that it received a delinquency notification letter (“Notice”) from the Listing Qualifications staff of the Nasdaq Stock Market LLC (“Nasdaq”) on August 22, 2023 due to the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 (the “Form 10-Q”). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Notice states that the Company has 60 calendar days to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date for filing the Form 10-Q or until February 20, 2024, to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

As previously disclosed, the Company requires additional time to prepare, review and finalize its financial statements, and its auditors have not completed their audit of the financial statements. The Company is continuing in its efforts to file the Form 10-Q as soon as reasonably practicable.

This announcement is made in compliance with Nasdaq Listing Rule 5250(b)(2).

About Zalatoris II Acquisition Corp.

The Company is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, consolidation, capital stock exchange, asset acquisition, share purchase, reorganization or business combination with one or more businesses.

Forward Looking Statements

The disclosure herein includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results, including those under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2023. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

CONTACT INFORMATION

Email: pr@zalatorisac.com

Contact Number: +1 (917) 675-3106